EXHIBIT 99.2

DEVRY INC

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of the {enter date of agreement} and entered into by and between DeVry Inc., a Delaware corporation (the “Company”), and «Participant» (the “Participant”),

                    WITNESSETH THAT:

WHEREAS, the Company maintains the DeVry Inc. 2003 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Participant is an employee of the Company or one of its subsidiaries and was selected by the Company’s Plan Committee (the “Committee”) to receive the grant of an option under the Plan; and

WHEREAS, this Agreement is intended to set forth the terms and conditions of such option.

NOW, THEREFORE, IT IS AGREED, by and between the parties hereto, as follows:

1. Grant; Option Price. In accordance with the provisions of the Plan, the Participant has been granted an option to purchase a total of «Shares» shares of common stock          of the Company (“Common Stock”). The purchase price of each share of Common Stock subject to this Agreement shall be ${enter price}.

2.
Term of Option; Expiration Date. The right to exercise the option shall be subject to the terms and conditions of the Plan and this Agreement, shall be exercisable no earlier than the date first above written, and shall expire, notwithstanding anything to the contrary in the attached Notice of Grant of Stock Options and Option Agreement (the “Notice”), upon the earlier of the following:

(a)  {enter 10 yr expiration date}; or
        (b) the date which is 90 days after the Participant’s employment with the Company or its subsidiaries terminates for any reason.

3.
Vesting. The option shall first become exercisable in accordance with the schedule in the Notice. Notwithstanding any other provisions of this Agreement or the Plan, in no event shall the aggregate Fair Market Value (as defined in the Plan and determined as of the date the option was granted) of the shares of Common Stock with respect to which an incentive stock option is exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its subsidiaries) exceed $100,000.

4.
Accelerated Vesting. Subject to the provisions of paragraph 3, the option shall become fully exercisable (or become fully vested) if, prior to the expiration date determined pursuant to paragraph 2, the Participant’s employment with the Company or its subsidiaries is terminated due to Retirement (as defined below) or, if, while the Participant is employed by the Company or its subsidiaries, (a) the Participant dies, (b) the Participant becomes Disabled (as defined below), or (c) a Change in Control (as defined below) occurs. For purposes of this Agreement:

(1)
a Participant’s employment shall be considered to have been terminated due to “Retirement” if his termination occurs on or after the date on which he attains age 60 and completes at least 10 years of service;

(2)
a Participant shall be considered to be “Disabled” if he is determined by the Plan Committee to be disabled and eligible to receive long-term disability benefits if Participant were a participant in the Company’s long-term disability plan, regardless of whether the Participant is an actual participant in such plan; and

(3) a “Change of Control” shall occur upon the first to occur of the following events:

      (i) the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect);

 (ii) the consummation of a merger or consolidation of the Company with any other entity other than (A) a merger or consolidation which would result in the voting interests of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) at least 50% of the combined voting power of the voting interests of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction); or

(iii) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding voting interests of the Company but excluding, for this purpose, any such acquisition by the Company or any of its affiliates, or by any employee benefit plan (or related trust) of the Company or any of its affiliates.

5.
Exercise. After the option becomes exercisable pursuant to paragraph 3 or 4 above, and prior to the Expiration Date, the option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters. Such notice shall specify the number of shares of Common Stock that the Participant elects to purchase and shall be accompanied by payment of the purchase price for such shares of Common Stock indicated by the Participant’s election. Subject to the provisions of the following sentence, payment of the purchase price (including any applicable withholding taxes) shall be by cash or by certified or cashier’s check payable to the Company. At the Participant’s election, all or a portion of such purchase price may be paid by delivery of shares of Common Stock of the Company having an aggregate Fair Market Value (as that term is defined in the Plan) that is equal to the amount of cash that would otherwise be required and that have been held by the Participant for at least six months.

6.
Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, subject to approval of the Compensation Committee of the Company’s Board of Directors, and the Committee and the Compensation Committee shall have all of the powers with respect to this Agreement as with respect to the Plan. Any interpretation of, or decision with respect to, this Agreement made by the Committee, subject to the approval of the Compensation Committee, shall be final and binding on all persons.

7.
Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

8.
Successors. This Agreement shall be binding upon and inure to the benefit of any assignee or successor in the in the interest of the Company, and shall be binding upon and inure to the benefit of any estate, legal representative, beneficiary or heir of the Participant.

9.
Participant and Shareholder Status. This Agreement does not constitute a contract of continued service and does not give the Participant the right to be retained as an employee of the Company. This Agreement does not confer upon the Participant any right as a shareholder of the Company prior to the issuance of Common Stock pursuant to the exercise of the option.

10.	Amendment. This Agreement may be amended by written agreement of the Participant and the Committee, subject to the approval of the Compensation Committee.

11.	Defined Terms. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Agreement.

IN WITNESS WHEREOF, the Participant has hereunto set his hand or her hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first above written.

_______________________________
      «Participant»

    DeVry Inc.

   ____________________________________
      {enter signature name for Plan Committee}